UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 24, 2009
WRIGHT MEDICAL GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-32883 (Commission File Number)	13-4088127 (IRS Employer Identification Number)

5677 Airline Road, Arlington, Tennessee (Address of principal executive offices)	38002 (Zip Code)
Registrant’s telephone number, including area code: (901) 867-9971
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Favorable Court Ruling
On November 24, 2009, the United States District Court for the District of New Jersey (the District Court) issued a ruling granting our principle operating subsidiary, Wright Medical Technology, Inc., summary judgment in the long-standing patent infringement case brought against us by Howmedica Osteonics, Corp. (Howmedica), a subsidiary of Stryker Corporation (Stryker).
In 2000, Howmedica sued us for patent infringement, alleging that our ADVANCE® knee implants infringe Howmedica’s U.S. Patent 5,824,100. Stryker later acquired Howmedica and continued to pursue the infringement claim. Howmedica’s lawsuit seeks an order of infringement, injunctive relief, unspecified damages and various other costs and relief and could impact a substantial portion of our knee product line.
In November 2005, the District Court issued a Markman ruling on claim construction. Howmedica conceded to the District Court that, if the claim construction as issued was applied to our knee product line, our products do not infringe their patent. Howmedica appealed the Markman ruling. In September 2008, the United States Court of Appeals for the Federal Circuit overturned the District Court’s Markman ruling on claim construction. The case was remanded to the District Court for further proceedings on alleged infringement and on our affirmative defenses, which include patent invalidity and unenforceability.
On remand, the District Court granted summary judgment in our favor, ruling that Stryker’s asserted patent is invalid. The District Court agreed with our argument that every feature in Stryker’s asserted patent claims is disclosed in prior art.
As a result of the District Court’s ruling on patent invalidity, Stryker cannot pursue its claim of patent infringement. However, Stryker has the right to appeal the decision to the United States Court of Appeals for the Federal Circuit. We believe, however, that we have strong defenses against Howmedica’s claims and will continue to vigorously defend this lawsuit. If Stryker does not appeal, or if it loses on appeal, the case will be concluded.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: November 30, 2009

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Gary D. Henley
Gary D. Henley
President and Chief Executive Officer

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